Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors) (513) 534-8424 Laura Wehby (Investors) (513) 534-7407 Larry Magnesen (Media) (513) 534-8055	FOR IMMEDIATE RELEASE October 17, 2013

FIFTH THIRD ANNOUNCES THIRD QUARTER 2013 NET INCOME TO COMMON SHAREHOLDERS OF

$421 MILLION, OR $0.47 PER DILUTED SHARE

•	3Q13 net income available to common shareholders of $421 million, or $0.47 per diluted common share, included a benefit of $85 million pre-tax (~$55 million after-tax, or ~$0.06 per share) on the sale of shares of Vantiv and $6 million pre-tax (~$4 million after-tax) on the valuation of the warrant Fifth Third holds in Vantiv

•	2Q13 net income available to common shareholders of $582 million, or $0.65 per share, included a benefit of $242 million pre-tax (~$157 million after-tax, or ~$0.17 per share) on the sale of shares of Vantiv and $76 million pre-tax (~$49 million after-tax, or ~$0.05 per share) on the valuation of the Vantiv warrant

•	3Q12 net income available to common shareholders of $354 million, or $0.38 per share, included a $16 million pre-tax negative adjustment (~$10 million after-tax, or ~$0.01 per share) on the valuation of the Vantiv warrant

•	3Q13 return on average assets (ROA) of 1.35%; return on average common equity of 12.1%; return on average tangible common equity** of 14.7%

•	Pre-provision net revenue (PPNR)** of $655 million in 3Q13, including $91 million in Vantiv-related gains and $30 million in charges to increase litigation reserves

•	Net interest income (FTE) of $898 million, up 2% sequentially; net interest margin of 3.31%

•	Period end portfolio loans of $87.2 billion, up $199 million; average portfolio loans up 1% sequentially

•	Noninterest income of $721 million compared with $1.1 billion in prior quarter; decrease largely driven by Vantiv share sales and lower mortgage banking net revenue

•	Noninterest expense of $959 million, down 7% from 2Q13, driven by lower mortgage-related expense, lower litigation reserve expense, and $15 million reduction in mortgage representation and warranty reserve

•	Credit trends remain favorable

•	3Q13 net charge-offs of $109 million (0.49% of loans and leases) vs. 2Q13 NCOs of $112 million (0.51% of loans and leases) and 3Q12 NCOs of $156 million (0.75% of loans and leases)

•	3Q13 provision expense of $51 million vs. provision of $64 million in 2Q13 and $65 million in 3Q12

•	Allowance for loan and lease losses decreased $58 million sequentially reflecting continued improvement in credit trends; allowance to loan ratio of 1.92%

•	Total nonperforming assets (NPAs) of $1.0 billion, including loans held-for-sale (HFS), declined $140 million, or 12%, sequentially; portfolio NPA ratio of 1.16% down 16 bps from 2Q13, NPL ratio of 0.88% down 16 bps from 2Q13

•	Strong capital ratios*

•	Tier 1 common ratio 9.89%**, up 46 bps sequentially, includes 37 bps benefit due to July 1 conversion of convertible preferred stock to common stock (Basel III pro forma estimate of ~9.5%**)

•	Tier 1 risk-based capital ratio 11.15%, Total risk-based capital ratio 14.36%, Leverage ratio 10.58%

•	Tangible common equity ratio** of 9.27% excluding unrealized gains/losses; 9.42% including them

•	Book value per share of $15.84; tangible book value per share** of $13.09; up 3% from 2Q13 and 8% from 3Q12

•	$600 million+ in share repurchase capacity remaining (through March 31, 2014) under submitted CCAR plan

*	Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Basel III Tier I common equity ratio is management’s estimate based upon its current interpretation of recent prospective regulatory capital requirements approved in July 2013. See “Capital Position” section for more information.
**	Non-GAAP measure; see Reg. G reconciliation on page 35.

Fifth Third Bancorp (Nasdaq: FITB) today reported third quarter 2013 net income of $421 million, compared with net income of $591 million in the second quarter of 2013 and net income of $363 million in the third quarter of 2012. Third quarter 2013 net income available to common shareholders was also $421 million, or $0.47 per diluted share, as there were no preferred dividends paid in the third quarter. After preferred dividends, second quarter 2013 net income to common shareholders was $582 million, or $0.65 per diluted share, and third quarter 2012 net income to common shareholders was $354 million, or $0.38 per diluted share.

Third quarter 2013 noninterest income included an $85 million gain on the sale of Vantiv shares and a $6 million positive valuation adjustment on the Vantiv warrant. Third quarter noninterest expense included $30 million in charges to increase litigation reserves, $5 million in severance expense, and $5 million in large bank assessments for 2012 and 2013 initiated by regulators under the Dodd-Frank Act. Results also included the benefit of a $15 million reduction in the mortgage representation and warranty reserve, and a $4 million seasonal pension settlement charge.

Second quarter 2013 noninterest income included a $242 million gain on the sale of Vantiv shares, a $76 million positive valuation adjustment on the Vantiv warrant, and a pre-tax benefit of $10 million resulting from a settlement related to a previously surrendered bank-owned life insurance (BOLI) policy. Second quarter noninterest expense included $51 million in charges to increase litigation reserves and $1 million in severance expense. Results also included $9 million of charges to increase the mortgage representation and warranty reserve.

Third quarter 2012 noninterest income included a $16 million negative valuation adjustment on the Vantiv warrant and $13 million in gains recognized on the sale of certain Fifth Third funds. Third quarter 2012 noninterest expense included $26 million of debt extinguishment costs associated with the redemption of Fifth Third Capital Trust V and Fifth Third Capital Trust VI trust preferred securities (TruPS), $5 million in charges to increase litigation reserves, $2 million of expenses associated with the sale of certain Fifth Third funds, and $2 million of severance expense. Results also included $24 million of charges to increase the mortgage representation and warranty reserve.

Earnings Highlights

	For the Three Months Ended					% Change
	September 2013	June 2013	March 2013	December 2012	September 2012	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$421	$591	$422	$399	$363	(29%)	16%
Net income available to common shareholders	$421	$582	$413	$390	$354	(28%)	19%
Common Share Data
Earnings per share, basic	0.47	0.67	0.47	0.44	0.39	(30%)	21%
Earnings per share, diluted	0.47	0.65	0.46	0.43	0.38	(28%)	24%
Cash dividends per common share	0.12	0.12	0.11	0.10	0.10	—	20%
Financial Ratios
Return on average assets	1.35%	1.94%	1.41%	1.33%	1.23%	(30%)	10%
Return on average common equity	12.1	17.3	12.5	11.5	10.4	(30%)	15%
Return on average tangible common equity	14.7	21.1	15.4	14.1	12.8	(31%)	14%
Tier I risk-based capital	11.15	11.07	10.83	10.65	10.85	1%	3%
Tier I common equity	9.89	9.43	9.70	9.51	9.67	5%	2%
Net interest margin(a)	3.31	3.33	3.42	3.49	3.56	(1%)	(7%)
Efficiency(a)	59.2	53.2	59.8	65.2	63.7	11%	(7%)
Common shares outstanding (in thousands)	887,030	851,474	874,645	882,152	897,467	4%	(1%)
Average common shares outstanding (in thousands):
Basic	880,183	858,583	870,923	884,676	904,475	3%	(3%)
Diluted	888,111	900,625	913,163	925,585	944,821	(1%)	(6%)

(a)	Presented on a fully taxable equivalent basis

The percentages in all of the tables in this earning release are calculated on actual dollar amounts and not the rounded dollar amounts.

“Fifth Third reported solid third quarter results, reflecting our continued focus on revenue generation as well as expense discipline,” said Kevin T. Kabat, Vice Chairman and CEO of Fifth Third Bancorp. “Return on average assets was 1.4 percent and return on average tangible common equity* was 14.7 percent for the quarter including Vantiv-related gains, and were 1.2 percent and 12.6 percent, respectively, excluding them.

“Highlights from the quarter include an increase in net interest income of 2 percent and continued balance sheet strength. Period end loans in the portfolio reached the highest level in the company’s history, despite significant borrower caution. Core deposits grew 2 percent over last quarter, reflecting higher deposits in nearly all of our key markets as recent annual FDIC market share data also shows. Lower fee income reflected lower Vantiv-related gains and the impact of significantly higher mortgage rates and resultant effects on that business, as well as the comparison to a very strong second quarter. On a year-over-year basis, fee income performance was driven by deposit service charges, investment advisory revenue, and card and processing revenue.

“Credit trends continued to improve as net charge-offs declined below 50 basis points of average loans and leases for the first time in 6 years, and we saw continued improvement in nearly every key credit metric.

*	Non-GAAP measure; see Reg. G reconciliation on page 35.

“We recently completed our outstanding repurchase agreement for $539 million of common shares. We have approximately $600 million of repurchase capacity remaining under our current CCAR plan extending through March 31, 2014, excluding any potential gains from Vantiv share sales in the future. Our capital position under the Basel III rules would remain strong with an estimated pro forma Tier 1 common equity ratio* of 9.5 percent under the new final capital rules compared with 9.9 percent under current capital rules.”

Income Statement Highlights

	For the Three Months Ended					% Change
	September 2013	June 2013	March 2013	December 2012	September 2012	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$898	$885	$893	$903	$907	2%	(1%)
Provision for loan and lease losses	51	64	62	76	65	(20%)	(22%)
Total noninterest income	721	1,060	743	880	671	(32%)	7%
Total noninterest expense	959	1,035	978	1,163	1,006	(7%)	(5%)

Income before income taxes (taxable equivalent)	609	846	596	544	507	(28%)	20%

Taxable equivalent adjustment	5	5	5	4	4	2%	13%
Applicable income taxes	183	250	179	144	139	(27%)	32%

Net income	421	591	412	396	364	(29%)	16%
Less: Net income attributable to noncontrolling interests	—	—	(10)	(3)	1	19%	(46%)

Net income attributable to Bancorp	421	591	422	399	363	(29%)	16%
Dividends on preferred stock	—	9	9	9	9	(100%)	(100%)

Net income available to common shareholders	421	582	413	390	354	(28%)	19%

Earnings per share, diluted	$0.47	$0.65	$0.46	$0.43	$0.38	(28%)	24%

Net Interest Income

	For the Three Months Ended					% Change
	September 2013	June 2013	March 2013	December 2012	September 2012	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$997	$989	$1,000	$1,020	$1,027	1%	(3%)
Total interest expense	99	104	107	117	120	(5%)	(18%)

Net interest income (taxable equivalent)	$898	$885	$893	$903	$907	2%	(1%)

Average Yield
Yield on interest-earning assets (taxable equivalent)	3.68%	3.73%	3.84%	3.94%	4.03%	(1%)	(9%)
Rate paid on interest-bearing liabilities	0.54%	0.57%	0.59%	0.65%	0.67%	(6%)	(20%)

Net interest rate spread (taxable equivalent)	3.14%	3.16%	3.25%	3.29%	3.36%	(1%)	(7%)

Net interest margin (taxable equivalent)	3.31%	3.33%	3.42%	3.49%	3.56%	(1%)	(7%)
Average Balances ($ in millions)
Loans and leases, including held for sale	$89,154	$89,473	$88,880	$86,180	$84,829	—	5%
Total securities and other short-term investments	18,528	16,962	16,846	16,765	16,588	9%	12%
Total interest-earning assets	107,682	106,435	105,726	102,945	101,417	1%	6%
Total interest-bearing liabilities	73,190	73,363	74,038	71,420	72,026	—	2%
Bancorp shareholders’ equity	14,440	14,221	13,779	13,855	13,887	2%	4%

*	Non-GAAP measure; see Reg. G reconciliation on page 35.

Net interest income of $898 million on a fully taxable equivalent basis increased $13 million from the second quarter. The increase was driven by higher balances and higher yields in investment securities. Net interest income also benefited from a decline in interest expense driven by the full quarter impact from the maturity of debt and related swaps during the prior quarter as well as the benefit from high-priced CDs that matured during the quarter. Additionally, an extra day in the quarter contributed $6 million to net interest income. These benefits were partially offset by the effects of loan repricing and lower held-for-sale loan balances as well as the residual impact from the maturity of interest rate floors in the prior quarter.

The net interest margin was 3.31 percent, a decrease of 2 bps from 3.33 percent in the previous quarter. The decline in net interest margin was due to lower loan yields and the residual impact from the maturity of interest rate floors in the second quarter, partially offset by the effect of lower funding rates and higher securities yields. The impact of day count reduced the net interest margin by 1 bp.

Compared with the third quarter of 2012, net interest income decreased $9 million and the net interest margin decreased 25 bps, driven by lower asset yields partially offset by higher average loan balances, lower long-term debt expense due to a reduction in higher cost average long-term debt along with a decrease in the rate paid on average long-term debt, and run-off in higher-priced CDs.

Securities

Average securities and other short-term investments were $18.5 billion in the third quarter of 2013 compared with $17.0 billion in the previous quarter and $16.6 billion in the third quarter of 2012. On an end of period basis, available-for-sale securities of $18.1 billion increased $1.9 billion from the prior quarter, largely due to added investments following the increase in market rates experienced during the early and middle part of the third quarter. Other short-term investments end of period balances of $2.6 billion increased $1.5 billion sequentially due to higher interest bearing cash balances held at the Federal Reserve at quarter end.

Loans

	For the Three Months Ended					% Change
	September 2013	June 2013	March 2013	December 2012	September 2012	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$38,133	$37,630	$36,395	$34,301	$33,111	1%	15%
Commercial mortgage loans	8,273	8,618	8,965	9,193	9,567	(4%)	(14%)
Commercial construction loans	793	713	695	686	742	11%	7%
Commercial leases	3,572	3,552	3,556	3,509	3,481	1%	3%

Subtotal—commercial loans and leases	50,771	50,513	49,611	47,689	46,901	1%	8%

Consumer:
Residential mortgage loans	12,486	12,260	12,096	11,846	11,578	2%	8%
Home equity	9,432	9,625	9,872	10,129	10,312	(2%)	(9%)
Automobile loans	12,083	11,887	11,961	11,944	11,812	2%	2%
Credit card	2,140	2,071	2,069	2,029	1,971	3%	9%
Other consumer loans and leases	360	351	294	306	314	2%	15%

Subtotal—consumer loans and leases	36,501	36,194	36,292	36,254	35,987	1%	1%

Total average loans and leases (excluding held for sale)	$87,272	$86,707	$85,903	$83,943	$82,888	1%	5%
Average loans held for sale	1,882	2,766	2,977	2,237	1,941	(32%)	(3%)

Average loan and lease balances (excluding loans held-for-sale) increased $565 million, or 1 percent, sequentially and increased $4.4 billion, or 5 percent, from the third quarter of 2012. The increase in average loans and leases was primarily driven by growth in the commercial and industrial (C&I), residential mortgage, and auto loan portfolios. The growth was partially offset by declines in commercial mortgage and home equity loans. Period end loans and leases (excluding loans held-for-sale) of $87.2 billion increased $199 million sequentially and $4.2 billion, or 5 percent, from a year ago.

Average commercial portfolio loan and lease balances increased $258 million, or 1 percent, sequentially and increased $3.9 billion, or 8 percent, from the third quarter of 2012. The increase from prior periods was largely driven by growth in average C&I loans of $503 million from the prior quarter and $5.0 billion from the third quarter of 2012, partially offset by lower average commercial real estate balances. Within commercial real estate, average commercial mortgage balances continued to decline although average commercial construction balances increased for the second consecutive quarter. Commercial line usage, on an end of period basis, was 30 percent of committed lines in the third quarter of 2013 compared with 31 percent in the second quarter of 2013 and 32 percent in the third quarter of 2012.

Average consumer portfolio loan and lease balances increased 1 percent sequentially and year-over-year. Growth was broad-based, although partially offset by lower home equity balances as runoff continues to outpace new production. Average residential mortgage loans increased $226 million sequentially and $908 million from a year ago, reflecting the continued retention of certain shorter term residential mortgage loans. Average auto loans increased $196 million sequentially and $271 million from the third quarter of 2012.

Average loans held-for-sale balances of $1.9 billion decreased $884 million sequentially and $59 million compared with the third quarter of 2012. Period end loans held-for-sale of $1.3 billion decreased $818 million from the previous quarter and $472 million from the third quarter of 2012 reflecting lower residential mortgage held-for-sale balances due to the lower volume of mortgage originations.

Deposits

	For the Three Months Ended					% Change
	September 2013	June 2013	March 2013	December 2012	September 2012	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand	$30,655	$29,682	$28,565	$29,223	$27,127	3%	13%
Interest checking	23,116	22,796	23,763	23,556	22,967	1%	1%
Savings	18,026	18,864	19,576	20,216	21,283	(4%)	(15%)
Money market	9,693	8,918	7,932	6,026	4,776	9%	NM
Foreign office(a)	1,755	1,418	1,102	1,174	1,345	24%	30%

Subtotal—Transaction deposits	83,245	81,678	80,938	80,195	77,498	2%	7%
Other time	3,676	3,859	3,982	4,094	4,224	(5%)	(13%)

Subtotal—Core deposits	86,921	85,537	84,920	84,289	81,722	2%	6%
Certificates—$100,000 and over	7,315	6,519	4,017	3,084	3,016	12%	NM
Other	17	10	40	32	32	67%	(46%)

Total deposits	$94,253	$92,066	$88,977	$87,405	$84,770	2%	11%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased $1.4 billion, or 2 percent, sequentially and increased $5.2 billion, or 6 percent, from the third quarter of 2012. Average transaction deposits, which are included in core deposits, increased $1.6 billion, or 2 percent, from the second quarter of 2013 and $5.7 billion, or 7 percent from the third quarter of 2012 driven by higher demand deposits, money market account, and interest checking balances, partially offset by lower savings balances. Other time deposits, primarily CDs, decreased 5 percent sequentially and 13 percent compared with the third quarter of 2012.

Commercial average transaction deposits increased 6 percent sequentially and increased 10 percent from the previous year. Sequential growth reflected higher demand deposit, foreign office, and money market account balances partially offset by lower interest checking and savings balances. Year-over-year growth reflected higher demand deposit, money market account, interest checking, and foreign office balances. Average public funds balances were $4.9 billion compared with $5.2 billion in the second quarter of 2013 and $5.1 billion in the third quarter of 2012.

Consumer average transaction deposits decreased 1 percent sequentially and increased 5 percent from the third quarter of 2012. The sequential decrease reflected lower demand deposit and savings balances, which were partially offset by higher money market and interest checking balances. Year-over-year growth was driven by increased money market and demand deposit balances partially offset by lower savings and interest checking balances. Consumer CDs included in core deposits declined 5 percent sequentially and 13 percent year-over-year driven by maturities of higher-rate CDs.

Wholesale Funding

	For the Three Months Ended					% Change
	September 2013	June 2013	March 2013	December 2012	September 2012	Seq	Yr/Yr
Average Wholesale Funding ($ in millions)
Certificates—$100,000 and over	$7,315	$6,519	$4,017	$3,084	$3,016	12%	NM
Other deposits	17	10	40	32	32	67%	(46%)
Federal funds purchased	464	560	691	794	664	(17%)	(30%)
Other short-term borrowings	1,675	2,867	5,429	4,553	4,856	(42%)	(66%)
Long-term debt	7,453	7,552	7,506	7,891	8,863	(1%)	(16%)

Total wholesale funding	$16,924	$17,508	$17,683	$16,354	$17,431	(3%)	(3%)

Average wholesale funding of $16.9 billion decreased $584 million, or 3 percent, sequentially and decreased $507 million, or 3 percent, compared with the third quarter of 2012. The sequential and year-over-year comparisons reflect lower short-term borrowings, primarily average short-term FHLB borrowings, partially offset by the issuance of certificates $100,000 and over. Average long-term debt balances reflected the full quarter impact of the $750 million and $500 million senior note maturities in the second quarter of 2013 partially offset by $1.3 billion in long-term funding issued in conjunction with the auto securitization in August of 2013.

Noninterest Income

	For the Three Months Ended					% Change
	September 2013	June 2013	March 2013	December 2012	September 2012	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$140	$136	$131	$134	$128	3%	10%
Corporate banking revenue	102	106	99	114	101	(4%)	1%
Mortgage banking net revenue	121	233	220	258	200	(48%)	(40%)
Investment advisory revenue	97	98	100	93	92	(2%)	6%
Card and processing revenue	69	67	65	66	65	2%	6%
Other noninterest income	185	414	109	215	78	(55%)	NM
Securities gains, net	2	—	17	2	2	NM	56%
Securities gains (losses), net—non-qualifying hedges on mortgage servicing rights	5	6	2	(2)	5	(12%)	5%

Total noninterest income	$721	$1,060	$743	$880	$671	(32%)	7%

NM:	Not Meaningful

Noninterest income of $721 million decreased $339 million sequentially and increased $50 million compared with prior year results. These comparisons reflect the Vantiv-related impacts described below as well as lower mortgage banking net revenue.

Third quarter 2013 results included an $85 million gain on the sale of Vantiv shares as well as the $6 million positive Vantiv warrant valuation adjustment. This compares with a $242 million gain on the sale of Vantiv shares and a $76 million positive warrant valuation adjustment in the second quarter of 2013, and a $16 million negative warrant valuation adjustment in the third quarter of 2012. Quarterly results included charges related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. Negative valuation adjustments on this swap were $2 million, $5 million, and $1 million in the in the third quarter of 2013, the second quarter of 2013, and the third quarter of 2012, respectively. Second quarter 2013 results included a pre-tax benefit of $10 million resulting from a settlement related to a previously surrendered BOLI policy. Third quarter 2012 results included $13 million in gains recognized on the sale of certain Fifth Third funds. Excluding these items and net securities gains in all periods, noninterest income of $630 million decreased $107 million, or 15 percent, from the previous quarter and decreased $43 million, or 6 percent, from the third quarter of 2012. The sequential decline was primarily due to lower mortgage banking net revenue. The year-over-year decline was primarily the result of lower mortgage banking net revenue partially offset by higher service charges on deposits and investment advisory revenue.

Service charges on deposits of $140 million increased 3 percent from the second quarter and increased 10 percent compared with the same quarter last year. Retail service charges increased 2 percent sequentially and 17 percent from the third quarter of 2012. The sequential increase was driven by higher overdraft occurrences while the year-over-year increase was primarily due to the transition to our new and simplified deposit product offerings. Commercial service charges increased 4 percent sequentially and increased 6 percent from a year ago primarily as a result of higher treasury management fees.

Corporate banking revenue of $102 million decreased 4 percent from the second quarter of 2013 and increased 1 percent from the same period last year. The sequential decline was primarily driven by lower foreign exchange fees and interest rate derivatives, partially offset by higher syndications fees and business lending fees. The year-over-year growth was primarily driven by higher syndication fees, business lending fees, and interest rate derivatives, partially offset by lower institutional sales revenue, foreign exchange fees, and letter of credit fees.

Mortgage banking net revenue was $121 million in the third quarter of 2013, a 48 percent decrease from the second quarter of 2013 and a 40 percent decrease from the third quarter of 2012. Third quarter 2013 originations were $4.8 billion, compared with a record $7.5 billion in the previous quarter and $5.8 billion in the third quarter of 2012. Third quarter 2013 originations resulted in gains of $74 million on mortgages sold, compared with gains of $150 million during the previous quarter and $226 million during the third quarter of 2012. The declines from the prior quarter and prior year reflected lower production and lower gain on sale margins. Mortgage servicing fees this quarter were $63 million, compared with $62 million in the previous quarter and in the third quarter of 2012. Mortgage banking net revenue is also affected by net servicing asset valuation adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $16 million in the third quarter of 2013 (reflecting MSR amortization of $39 million and MSR valuation adjustments of positive $23 million); positive $21 million in the second quarter of 2013 (MSR amortization of $51 million and MSR valuation adjustments of positive $72 million); and negative $88 million in the third quarter of 2012 (MSR amortization of $48 million and MSR valuation adjustments of negative $40 million). The mortgage servicing asset, net of the valuation reserve, was $915 million at quarter end on a servicing portfolio of $69 billion.

Net gains on securities held as non-qualifying hedges for the MSR portfolio were $5 million in the third quarter of 2013, compared with net gains of $6 million in the second quarter of 2013 and net gains of $5 million in the third quarter of 2012.

Investment advisory revenue of $97 million decreased 2 percent from the second quarter and increased 6 percent year-over-year. The sequential decline reflected lower brokerage fees and private client services revenue from a strong second quarter of 2013. The year-over-year increase was due to higher brokerage fees and private client services revenue, which was partially offset by the absence of mutual fund fees due to the sale of certain Fifth Third funds in the third quarter of 2012.

Card and processing revenue of $69 million in the third quarter of 2013 increased 2 percent sequentially and 6 percent from the third quarter of 2012, reflecting the impact of higher transaction volumes.

Other noninterest income totaled $185 million in the third quarter of 2013, compared with $414 million in the previous quarter and $78 million in the third quarter of 2012. The third quarter of 2013 included an $85 million gain on the sale of Vantiv shares. Other noninterest income also included effects of the valuation of the Vantiv warrant and changes in income related to the valuation of the Visa total return swap. For the quarters ending September 30, 2013, June 30, 2013, and September 30, 2012, the impact of warrant valuation adjustments were positive $6 million, positive $76 million, and negative $16 million, respectively, and changes in income related to the Visa total return swap were losses of $2 million, $5 million, and $1 million, respectively. The second quarter of 2013 also included a $242 million gain from the sale of Vantiv shares and a $10 million benefit resulting from a settlement related to a previously surrendered BOLI policy. The third quarter of 2012 also included $13 million in gains recognized on the sale of certain Fifth Third funds. Excluding the items detailed above, other noninterest income of $96 million increased approximately $5 million, or 5 percent, from the second quarter of 2013 and increased approximately $14 million, or 17 percent, from the third quarter of 2012.

Net credit-related costs recognized in other noninterest income were $5 million in the third quarter of 2013 versus $6 million last quarter and $14 million in the third quarter of 2012. Third quarter 2013 results primarily reflected $5 million of losses on other real estate owned (OREO). Second quarter 2013 results included $1 million of fair value charges on commercial loans held-for-sale, as well as $5 million of losses on OREO. Third quarter 2012 results included $2 million of net gains on sales of commercial loans held-for-sale, $3 million of fair value charges on commercial loans held-for-sale, and $11 million of losses on OREO.

Net gains on investment securities were $2 million in the third quarter of 2013, compared with no material investment securities gains of in the previous quarter and $2 million in the third quarter of 2012.

Noninterest Expense

	For the Three Months Ended					% Change
	September 2013	June 2013	March 2013	December 2012	September 2012	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$389	$404	$399	$416	$399	(4%)	(2%)
Employee benefits	83	83	114	96	79	—	4%
Net occupancy expense	75	76	79	76	76	(2%)	(1%)
Technology and communications	52	50	49	52	49	5%	6%
Equipment expense	29	28	28	27	28	6%	5%
Card and processing expense	33	33	31	31	30	(2%)	9%
Other noninterest expense	298	361	278	465	345	(18%)	(14%)

Total noninterest expense	$959	$1,035	$978	$1,163	$1,006	(7%)	(5%)

Noninterest expense of $959 million decreased 7 percent from the second quarter of 2013 and decreased 5 percent versus the third quarter of 2012.

Third quarter 2013 expenses included $30 million in charges to increase litigation reserves, $5 million in severance expense, and $5 million in large bank assessment fees. Second quarter 2013 expenses included $51 million in charges to increase litigation reserves and $1 million in severance expense. Third quarter 2012 expenses included $26 million of debt extinguishment costs associated with the redemption of Fifth Third Capital Trust V and Fifth Third Capital Trust VI TruPS, $5 million in charges to increase litigation reserves, $2 million of expenses associated with the sale of certain Fifth Third funds, and $2 million of severance expense. Excluding these items, noninterest expense of $919 million decreased $64 million compared with the second quarter of 2013 and decreased $52 million compared with the third quarter of 2012. The decrease from both periods was largely due to lower compensation-related expense, primarily in the mortgage business; lower credit-related costs, including a $15 million reduction in the mortgage representation and warranty reserve due to improving underlying repurchase metrics; and lower loan and lease expense. These declines were partially offset by a $4 million seasonal pension settlement charge.

Credit costs related to problem assets recorded as noninterest expense totaled $16 million in the third quarter of 2013, compared with $35 million in the second quarter of 2013 and $59 million in the third quarter of 2012. Third quarter credit-related expenses included provision for mortgage repurchases that was a benefit of $4 million, compared with expense of $20 million in the second quarter and $36 million a year ago. (Realized mortgage repurchase losses were $13 million in the third quarter of 2013, compared with $14 million last quarter and $15 million in the third quarter of 2012.) Provision for unfunded commitments was $1 million in the current quarter, compared with a benefit of $2 million last quarter and a year ago. Derivative valuation adjustments related to customer credit risk were immaterial for this quarter and last quarter compared with positive $2 million for the year ago quarter. OREO expense was $5 million this quarter, compared with $3 million last quarter and $6 million a year ago. Other problem asset-related expenses were $14 million in the third quarter, compared with $14 million the previous quarter and $21 million in the same period last year.

Credit Quality

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Total net losses charged off ($ in millions)
Commercial and industrial loans	($44)	($33)	($25)	($36)	($29)
Commercial mortgage loans	(2)	(10)	(26)	(17)	(28)
Commercial construction loans	2	—	(3)	(4)	(4)
Commercial leases	—	(2)	—	1	(1)
Residential mortgage loans	(12)	(15)	(20)	(23)	(26)
Home equity	(19)	(23)	(30)	(34)	(37)
Automobile loans	(6)	(5)	(4)	(9)	(7)
Credit card	(19)	(19)	(20)	(19)	(18)
Other consumer loans and leases	(9)	(5)	(5)	(6)	(6)

Total net losses charged off	(109)	(112)	(133)	(147)	(156)
Total losses	(141)	(145)	(168)	(177)	(188)
Total recoveries	32	33	35	30	32

Total net losses charged off	($109)	($112)	($133)	($147)	($156)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	0.49%	0.51%	0.63%	0.70%	0.75%
Commercial	0.35%	0.36%	0.44%	0.46%	0.53%
Consumer	0.70%	0.73%	0.89%	1.01%	1.04%

Net charge-offs were $109 million in the third quarter of 2013, or 49 bps of average loans on an annualized basis. Net charge-offs declined 2 percent compared with second quarter 2013 net charge-offs of $112 million, and declined 31 percent versus third quarter 2012 net charge-offs of $156 million.

Commercial net charge-offs were $44 million, or 35 bps, down $1 million sequentially. C&I net charge-offs of $44 million increased $11 million from the previous quarter, and were offset by a $10 million decline in commercial real estate net charge-offs and a $2 million decline in commercial lease net charge-offs compared with the previous quarter.

Consumer net charge-offs were $65 million, or 70 bps, down $2 million sequentially. Net charge-offs on residential mortgage loans in the portfolio were $12 million, down $3 million from the previous quarter. Home equity net charge-offs were $19 million, down $4 million from the second quarter of 2013. Net charge-offs on brokered home equity loans represented 31 percent of third quarter home equity losses; such loans are 13 percent of the total $9.4 billion home equity portfolio. Originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $6 million increased $1 million compared with the prior quarter. Net charge-offs on consumer credit card loans were $19 million, consistent with the second quarter. Net charge-offs on other consumer loans were $9 million, up $4 million compared with the previous quarter.

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,735	$1,783	$1,854	$1,925	$2,016
Total net losses charged off	(109)	(112)	(133)	(147)	(156)
Provision for loan and lease losses	51	64	62	76	65

Allowance for loan and lease losses, ending	1,677	1,735	1,783	1,854	1,925
Reserve for unfunded commitments, beginning	166	168	179	176	178
Provision for unfunded commitments	1	(2)	(11)	3	(2)

Reserve for unfunded commitments, ending	167	166	168	179	176
Components of allowance for credit losses:
Allowance for loan and lease losses	1,677	1,735	1,783	1,854	1,925
Reserve for unfunded commitments	167	166	168	179	176

Total allowance for credit losses	$1,844	$1,901	$1,951	$2,033	$2,101
Allowance for loan and lease losses ratio
As a percent of loans and leases	1.92%	1.99%	2.08%	2.16%	2.32%
As a percent of nonperforming loans and leases(a)	218%	191%	187%	180%	167%
As a percent of nonperforming assets(a)	165%	151%	147%	144%	133%

(a)	Excludes nonaccrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $51 million in the third quarter of 2013, down $13 million from the second quarter of 2013 and down $14 million from the third quarter of 2012. The allowance for loan and lease losses declined $58 million sequentially reflecting continued improvement in credit trends. The allowance represented 1.92 percent of total loans and leases outstanding as of quarter end, compared with 1.99 percent last quarter, and represented 218 percent of nonperforming loans and leases, and 165 percent of nonperforming assets.

	As of
	September 2013	June 2013		March 2013		December 2012	September 2012
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$146	$218		$229		$234	$309
Commercial mortgage loans	106	169		184		215	263
Commercial construction loans	27	39		66		70	76
Commercial leases	1	1		1		1	5
Residential mortgage loans	83	96		110		114	126
Home equity	28	28		28		30	29
Automobile loans	—	—		—		—	—
Other consumer loans and leases	—	—		—		1	—

Total nonaccrual loans and leases	$391	$551		$618		$665	$808
Restructured loans and leases—commercial (nonaccrual)	241	196	(c)	159	(c)	177	153
Restructured loans and leases—consumer (nonaccrual)	—	162		174		187	192

Total nonperforming loans and leases	$770	$909		$951		$1,029	$1,153
Repossessed personal property	7	6		7		8	10
Other real estate owned(a)	237	235		252		249	283

Total nonperforming assets(b)	$1,014	$1,150		$1,210		$1,286	$1,446
Nonaccrual loans held for sale	11	15		16		25	38
Restructured loans—commercial (nonaccrual) held for sale	—	—		3		4	5

Total nonperforming assets including loans held for sale	$1,025	$1,165		$1,229		$1,315	$1,489

Restructured Consumer loans and leases (accrual)	$1,694	$1,671		$1,683		$1,655	$1,641
Restructured Commercial loans and leases (accrual)	$499 (c)	$475	(c)	$441	(c)	$431	$442
Total loans and leases 90 days past due	$156	$152		$164		$195	$201
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned(b)	0.88%	1.04%		1.11%		1.19%	1.38%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned(b)	1.16%	1.32%		1.41%		1.49%	1.73%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held for sale.
(c)	Excludes $21.5 million of restructured nonaccrual loans and $7.6 million of restructured accruing loans associated with a consolidated variable interest entity in which the Bancorp has no continuing credit risk.

Total nonperforming assets, including loans held-for-sale, were $1.0 billion, a decline of $140 million, or 12 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) were $1.0 billion, or 1.16 percent, of total loans, leases and OREO, and decreased $136 million, or 12 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $770 million or 0.88 percent of total loans, leases and OREO, and decreased $139 million, or 15 percent, from the previous quarter.

Commercial portfolio NPAs were $680 million, or 1.34 percent of commercial loans, leases and OREO, and decreased $114 million, or 14 percent, from the second quarter. Commercial portfolio NPLs were $521 million, or 1.02 percent of commercial loans and leases, and decreased $102 million from last quarter. C&I portfolio NPAs of $321 million decreased $40 million from the prior quarter. Commercial mortgage portfolio NPAs were $296 million, down $59 million from the previous quarter. Commercial construction portfolio NPAs were $62 million, a decrease of $7 million from the previous quarter. Commercial lease portfolio NPAs were $1 million, a decrease of $7 million from the previous quarter. Commercial real estate loans in Michigan and Florida represented 52 percent of commercial real estate NPAs and 36 percent of our total commercial real estate portfolio. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs of $53 million declined $10 million from the second quarter, of which $33 million were commercial mortgage assets, $14 million were commercial construction assets and $6 million were C&I assets. Commercial portfolio NPAs included $241 million of nonaccrual troubled debt restructurings (TDRs), compared with $196 million last quarter.

Consumer portfolio NPAs of $334 million, or 0.91 percent of consumer loans, leases and OREO, decreased $22 million from the second quarter. Consumer portfolio NPLs were $249 million, or 0.68 percent of consumer loans and leases and decreased $37 million from last quarter. Of consumer NPAs, $292 million were in residential real estate portfolios. Residential mortgage NPAs were $229 million, $25 million lower than last quarter, with Florida representing 41 percent of residential mortgage NPAs and 13 percent of total residential mortgage loans. Home equity NPAs of $63 million were up $6 million compared with last quarter. Credit card NPAs of $34 million decreased $3 million compared to the previous quarter. Consumer nonaccrual TDRs were $138 million in the third quarter of 2013, compared with $162 million in the second quarter 2013.

Third quarter OREO balances included in portfolio NPA balances described above were $237 million, up $2 million from the second quarter, and included $160 million in commercial OREO and $77 million in consumer OREO. Repossessed personal property of $7 million consisted largely of autos.

Loans still accruing over 90 days past due were $156 million, up $4 million, or 2 percent, from the second quarter of 2013. Commercial balances over 90 days past due were $3 million. Consumer balances 90 days past due of $153 million were up $1 million from the previous quarter. Loans 30-89 days past due of $258 million were flat from the previous quarter. Commercial balances 30-89 days past due of $13 million were up $6 million sequentially and consumer balances 30-89 days past due of $245 million decreased $6 million from the second quarter. The above delinquencies figures exclude nonaccruals described previously.

Commercial nonaccrual loans held-for-sale were $11 million, compared with $15 million at the end of the second quarter.

Capital Position

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Capital Position
Average shareholders’ equity to average assets	11.71%	11.64%	11.38%	11.65%	11.82%
Tangible equity(a)	9.75%	9.65%	9.36%	9.17%	9.45%
Tangible common equity (excluding unrealized gains/losses)(a)	9.27%	8.83%	9.03%	8.83%	9.10%
Tangible common equity (including unrealized gains/losses)(a)	9.42%	8.94%	9.28%	9.10%	9.45%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses)(a)(b)	9.95%	9.49%	9.77%	9.57%	9.74%
Regulatory capital ratios:(c)
Tier I risk-based capital	11.15%	11.07%	10.83%	10.65%	10.85%
Total risk-based capital	14.36%	14.34%	14.35%	14.42%	14.76%
Tier I leverage	10.58%	10.40%	10.03%	10.05%	10.09%
Tier I common equity(a)	9.89%	9.43%	9.70%	9.51%	9.67%
Book value per share	15.84	15.56	15.42	15.10	14.84
Tangible book value per share(a)	13.09	12.69	12.62	12.33	12.12

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong, reflecting growth in retained earnings during the quarter. Compared with the prior quarter, the Tier 1 common equity ratio* of 9.89 percent increased 46 bps. The tangible common equity to tangible assets ratio* was 9.27 percent (excluding unrealized gains/losses) and 9.42 percent (including unrealized gains/losses). These ratios included 37 bps of benefit from the conversion of Series G preferred stock at the beginning of the quarter. The Tier 1 risk-based capital ratio increased 8 bps to 11.15 percent. The Total risk-based capital ratio increased 2 bps to 14.36 percent and the Leverage ratio increased 18 bps to 10.58 percent.

Book value per share at September 30, 2013 was $15.84 and tangible book value per share* was $13.09, compared with June 30, 2013 book value per share of $15.56 and tangible book value per share of $12.69.

As previously announced, Fifth Third entered into a share repurchase agreement with a counterparty on May 21, 2013, whereby Fifth Third would purchase approximately $539 million of its outstanding common stock. This transaction reduced Fifth Third’s average common share count in the third quarter by 15 million shares. The settlement of the forward contract occurred on October 1, 2013, and an additional 4,270,250 shares were repurchased upon completion of the agreement which will be reflected in the fourth quarter share count.

*	Non-GAAP measure; see Reg. G reconciliation on page 35.

U.S. banking regulators approved final capital rules for U.S. banks, including changes to the definition of capital components (i.e. the numerator of capital ratios) and changes to risk-weighting rules for assets (i.e. the denominator of capital ratios). These final rules implement portions of rules proposed by international banking regulators known as Basel III and Basel II. Fifth Third is not a Basel “Advanced Approaches” institution. Therefore, Fifth Third would be subject to the general capital rules governing the capital or numerator portion of these final rules and the “Standardized Approach” for risk-weighting assets. Additionally, Fifth Third would have a one-time irrevocable option to neutralize certain accumulated other comprehensive income (AOCI) components in capital, comparable to treatment under prevailing capital rules. Fifth Third will also be subject to the Market Risk Rule for trading assets and liabilities, which has been re-proposed for alignment with the other final capital rules. We continue to evaluate the final rule and its impact, which would apply beginning reporting periods after January 1, 2015.

Our current estimate of the pro-forma fully phased in Tier I common equity ratio at September 30, 2013 under the final capital rule, assuming the Company elected to maintain the current treatment of AOCI components in capital, would be approximately 9.5 percent**. This would compare with 9.9 percent* as calculated under the currently prevailing Basel I capital framework. The primary drivers of the change from the prevailing capital framework to the Basel III framework would be an increase in Tier I common equity of approximately 8 bps, which would be more than offset by modestly higher risk-weighted assets. (The largest impact to the numerator is that the new rules would not require the current 10 percent deduction of mortgage servicing rights assets; the largest changes to the denominator would be the treatment of securitizations and lending commitments of less than a year.) Should Fifth Third make the election to include AOCI components in capital, the September 30, 2013 pro forma Basel III Tier 1 common ratio would be increased by approximately 18 bps. Fifth Third’s pro forma Tier 1 common equity ratio exceeds the minimum buffered Tier 1 common equity ratio of 7 percent, comprising a minimum of 4.5 percent plus a capital conservation buffer of 2.5 percent. The pro forma Tier 1 common equity ratio does not include the effect of any mitigating actions the Bancorp may undertake to offset any impact of the final capital rules.

The new regulations approved by U.S. banking regulators also cease Tier 1 capital treatment for outstanding trust preferred securities (“TruPS”) for banking organizations greater than $15 billion by January 1, 2016. Fifth Third’s Tier 1 and Total capital levels at September 30, 2013 included $810 million of TruPS, or 71 bps of risk weighted assets. Based on regulatory developments, Fifth Third will continue to evaluate the role of these types of securities in its capital structure. Fifth Third included the potential redemption of $750 million in TruPS in its 2013 CCAR plan. To the extent these types of securities remain outstanding during and after the phase-in period, they would continue to be included in Total capital, as approved in the capital rules described above. We expect to manage our capital structure over time – including the components represented by common equity and non-common equity – to adapt to and reflect the effect of changes in U.S. bank capital regulations, transition periods for inclusion of capital components in capital, regulatory expectations, and our goals for capital levels and capital composition, as appropriate.

*	Non-GAAP measure; see Reg. G reconciliation on page 35.
**	Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Basel III Tier I common equity ratio is management’s estimate based upon its current interpretation of recent prospective regulatory capital requirements approved in July 2013.

Fifth Third is subject to the Federal Reserve’s (FRB) Capital Plans Rule which was issued November 9, 2012. Under this rule, we are required to submit our annual capital plan to the Federal Reserve, for its objection or non-objection. The plan includes those capital actions Fifth Third intends to pursue or contemplate during the period covered by the FRB’s response, which is the second quarter of 2013 through the first quarter of 2014. These actions were more fully described in our March 14, 2013 announcement that the FRB did not object to Fifth Third’s 2013 CCAR capital plan. Any such actions would be based on environmental and market conditions, earnings results, our capital position, and other factors, as well as approval by the Fifth Third Board of Directors, at the time. This announcement can be found under “Press Releases” at http://ir.53.com.

Pursuant to Fifth Third’s 2013 CCAR capital plan, on June 11, 2013, Fifth Third provided notice that its Board of Directors had authorized the conversion of all $398 million in outstanding Depositary Shares representing Series G 8.5 percent convertible preferred stock into approximately 35.5 million common shares issued to the holders. (Note that these securities had been accounted for under the “if-converted” method for inclusion in common shares for diluted earnings per share reporting purposes.) Effective as of the close of the market on July 1, 2013, Fifth Third converted all remaining outstanding shares of Series G Preferred Stock, represented by 4,110,500 Depositary Shares, into shares of Fifth Third’s Common Stock. Each Depositary Share was convertible into 8.6393 shares of Common Stock, and the aggregate number of shares of Common Stock issued in this conversion was 35,511,740, although as noted earlier those shares were already included in our diluted share count.

Tax Rate

The effective tax rate was 30.3 percent this quarter compared with 29.7 percent in the second quarter and 27.7 percent in the third quarter of 2012.

Other

Fifth Third Bank owns 48.8 million units representing a 25 percent interest in Vantiv Holding, LLC, convertible into shares of Vantiv, Inc., a publicly traded firm (NYSE: VNTV). Based upon Vantiv’s closing price of $27.94 on September 30, 2013, our interest in Vantiv was valued at approximately $1.4 billion. Next month in our 10-Q, we will update our disclosure of the carrying value of our interest in Vantiv stock, which was $448 million as of June 30, 2013. The difference between the market value and the book value of Fifth Third’s interest in Vantiv’s shares is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair value of $293 million as of September 30, 2013.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, October 31 by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 35616507#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of September 30, 2013, the Company had $126 billion in assets and operated 18 affiliates with 1,326 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,374 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 25% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2013, had $318 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of or the results of operations of Vantiv, LLC; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for September 30, 2013

Table of Contents

Financial Highlights	21-22
Consolidated Statements of Income	23
Consolidated Statements of Income (Taxable Equivalent)	24
Consolidated Balance Sheets	25-26
Consolidated Statements of Changes in Equity	27
Average Balance Sheet and Yield Analysis	28-30
Summary of Loans and Leases	31
Regulatory Capital	32
Summary of Credit Loss Experience	33
Asset Quality	34
Regulation G Non-GAAP Reconciliation	35
Segment Presentation	36

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2013	June 2013	September 2012	Seq	Yr/Yr	September 2013	September 2012	Yr/Yr
Income Statement Data
Net interest income(a)	$898	$885	$907	2%	(1%)	$2,675	$2,709	(1%)
Noninterest income	721	1,060	671	(32%)	7%	2,524	2,119	19%
Total revenue(a)	1,619	1,945	1,578	(17%)	3%	5,199	4,828	8%
Provision for loan and lease losses	51	64	65	(20%)	(22%)	176	227	(22%)
Noninterest expense	959	1,035	1,006	(7%)	(5%)	2,972	2,918	2%
Net income attributable to Bancorp	421	591	363	(29%)	16%	1,433	1,178	22%
Net income available to common shareholders	421	582	354	(28%)	19%	1,415	1,152	23%
Common Share Data
Earnings per share, basic	$0.47	$0.67	$0.39	(30%)	21%	$1.62	$1.26	29%
Earnings per share, diluted	0.47	0.65	0.38	(28%)	24%	1.58	1.23	29%
Cash dividends per common share	0.12	0.12	0.10	—	20%	0.35	0.26	35%
Book value per share	15.84	15.56	14.84	2%	7%	15.84	14.84	7%
Market price per share	18.05	18.05	15.51	—	16%	18.05	15.51	16%
Common shares outstanding (in thousands)	887,030	851,474	897,467	4%	(1%)	887,030	897,467	(1%)
Average common shares outstanding (in thousands):
Basic	880,183	858,583	904,475	3%	(3%)	869,930	911,056	(5%)
Diluted	888,111	900,625	944,821	(1%)	(6%)	900,541	952,259	(5%)
Market capitalization	$16,011	$15,369	$13,920	4%	15%	$16,011	$13,920	15%
Financial Ratios
Return on average assets	1.35%	1.94%	1.23%	(30%)	10%	1.57%	1.34%	17%
Return on average common equity	12.1%	17.3%	10.4%	(30%)	15%	13.9%	11.6%	20%
Return on average tangible common equity(b)	14.7%	21.1%	12.8%	(31%)	14%	17.0%	14.3%	19%
Noninterest income as a percent of total revenue	45%	55%	43%	(18%)	5%	49%	44%	11%
Average equity as a percent of average assets	11.71%	11.64%	11.82%	1%	(1%)	11.58%	11.65%	(1%)
Tangible common equity(c)(d)	9.27%	8.83%	9.10%	5%	2%	9.27%	9.10%	2%
Net interest margin(a)	3.31%	3.33%	3.56%	(1%)	(7%)	3.35%	3.58%	(6%)
Efficiency(a)	59.2%	53.2%	63.7%	11%	(7%)	57.2%	60.4%	(5%)
Effective tax rate	30.3%	29.7%	27.7%	2%	10%	30.1%	29.4%	2%
Credit Quality
Net losses charged off	$109	$112	$156	(2%)	(31%)	$353	$557	(37%)
Net losses charged off as a percent of average loans and leases	0.49%	0.51%	0.75%	(4%)	(34%)	0.54%	0.90%	(34%)
Allowance for loan and lease losses as a percent of loans and leases	1.92%	1.99%	2.32%	(4%)	(17%)	1.92%	2.32%	(17%)
Allowance for credit losses as a percent of loans and leases	2.11%	2.18%	2.53%	(3%)	(16%)	2.11%	2.53%	(16%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned(e)	1.16%	1.32%	1.73%	(12%)	(33%)	1.16%	1.73%	(33%)
Average Balances
Loans and leases, including held for sale	$89,154	$89,473	$84,829	—	5%	$89,170	$84,367	6%
Total securities and other short-term investments	18,528	16,962	16,588	9%	12%	17,452	16,829	4%
Total assets	123,346	122,212	117,521	1%	5%	122,233	117,168	4%
Transaction deposits(f)	83,245	81,678	77,498	2%	7%	81,962	77,418	6%
Core deposits(g)	86,921	85,537	81,722	2%	6%	85,800	81,795	5%
Wholesale funding(h)	16,924	17,508	17,431	(3%)	(3%)	17,369	17,188	1%
Bancorp shareholders’ equity	14,440	14,221	13,887	2%	4%	14,149	13,650	4%
Regulatory Capital Ratios(i)
Tier I risk-based capital	11.15%	11.07%	10.85%	1%	3%	11.15%	10.85%	3%
Total risk-based capital	14.36%	14.34%	14.76%	—	(3%)	14.36%	14.76%	(3%)
Tier I leverage	10.58%	10.40%	10.09%	2%	5%	10.58%	10.09%	5%
Tier I common equity(d)	9.89%	9.43%	9.67%	5%	2%	9.89%	9.67%	2%
Operations
Banking centers	1,326	1,326	1,320	—	—	1,326	1,320	—
ATMs	2,374	2,433	2,404	(2%)	(1%)	2,374	2,404	(1%)
Full-time equivalent employees	20,256	20,569	20,789	(2%)	(3%)	20,256	20,789	(3%)

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income).
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Income Statement Data
Net interest income(a)	$898	$885	$893	$903	$907
Noninterest income	721	1,060	743	880	671
Total revenue(a)	1,619	1,945	1,636	1,783	1,578
Provision for loan and lease losses	51	64	62	76	65
Noninterest expense	959	1,035	978	1,163	1,006
Net income attributable to Bancorp	421	591	422	399	363
Net income available to common shareholders	421	582	413	390	354
Common Share Data
Earnings per share, basic	$0.47	$0.67	$0.47	$0.44	$0.39
Earnings per share, diluted	0.47	0.65	0.46	0.43	0.38
Cash dividends per common share	0.12	0.12	0.11	0.10	0.10
Book value per share	15.84	15.56	15.42	15.10	14.84
Market price per share	18.05	18.05	16.31	15.20	15.51
Common shares outstanding (in thousands)	887,030	851,474	874,645	882,152	897,467
Average common shares outstanding (in thousands):
Basic	880,183	858,583	870,923	884,676	904,475
Diluted	888,111	900,625	913,163	925,585	944,821
Market capitalization	$16,011	$15,369	$14,265	$13,409	$13,920
Financial Ratios
Return on average assets	1.35%	1.94%	1.41%	1.33%	1.23%
Return on average common equity	12.1%	17.3%	12.5%	11.5%	10.4%
Return on average tangible common equity(b)	14.7%	21.1%	15.4%	14.1%	12.8%
Noninterest income as a percent of total revenue	45%	55%	45%	49%	43%
Average equity as a percent of average assets	11.71%	11.64%	11.38%	11.65%	11.82%
Tangible common equity(c)(d)	9.27%	8.83%	9.03%	8.83%	9.10%
Net interest margin(a)	3.31%	3.33%	3.42%	3.49%	3.56%
Efficiency(a)	59.2%	53.2%	59.8%	65.2%	63.7%
Effective tax rate	30.3%	29.7%	30.4%	26.8%	27.7%
Credit Quality
Net losses charged off	$109	$112	$133	$147	$156
Net losses charged off as a percent of average loans and leases	0.49%	0.51%	0.63%	0.70%	0.75%
Allowance for loan and lease losses as a percent of loans and leases	1.92%	1.99%	2.08%	2.16%	2.32%
Allowance for credit losses as a percent of loans and leases	2.11%	2.18%	2.28%	2.37%	2.53%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned(e)	1.16%	1.32%	1.41%	1.49%	1.73%
Average Balances
Loans and leases, including held for sale	$89,154	$89,473	$88,880	$86,180	$84,829
Total securities and other short-term investments	18,528	16,962	16,846	16,765	16,588
Total assets	123,346	122,212	121,117	118,943	117,521
Transaction deposits(f)	83,245	81,678	80,938	80,195	77,498
Core deposits(g)	86,921	85,537	84,920	84,289	81,722
Wholesale funding(h)	16,924	17,508	17,683	16,354	17,431
Bancorp shareholders’ equity	14,440	14,221	13,779	13,855	13,887
Regulatory Capital Ratios(i)
Tier I risk-based capital	11.15%	11.07%	10.83%	10.65%	10.85%
Total risk-based capital	14.36%	14.34%	14.35%	14.42%	14.76%
Tier I leverage	10.58%	10.40%	10.03%	10.05%	10.09%
Tier I common equity(d)	9.89%	9.43%	9.70%	9.51%	9.67%
Operations
Banking centers	1,326	1,326	1,320	1,325	1,320
ATMs	2,374	2,433	2,426	2,415	2,404
Full-time equivalent employees	20,256	20,569	20,744	20,798	20,789

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income).
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2013	June 2013	September 2012	Seq	Yr/Yr	September 2013	September 2012	Yr/Yr
Interest Income
Interest and fees on loans and leases	$857	$864	$893	(1%)	(4%)	2,603	2,683	(3%)
Interest on securities	134	119	129	13%	4%	365	405	(10%)
Interest on other short-term investments	1	1	1	31%	28%	3	3	15%

Total interest income	992	984	1,023	1%	(3%)	2,971	3,091	(4%)
Interest Expense
Interest on deposits	51	53	52	(3%)	(1%)	154	165	(7%)
Interest on short-term borrowings	1	1	3	(30%)	(61%)	5	6	(11%)
Interest on long-term debt	47	50	65	(7%)	(30%)	151	224	(33%)

Total interest expense	99	104	120	(5%)	(18%)	310	395	(21%)

Net Interest Income	893	880	903	2%	(1%)	2,661	2,696	(1%)
Provision for loan and lease losses	51	64	65	(20%)	(22%)	176	227	(22%)

Net interest income after provision for loan and lease losses	842	816	838	3%	1%	2,485	2,469	1%
Noninterest Income
Service charges on deposits	140	136	128	3%	10%	407	387	5%
Corporate banking revenue	102	106	101	(4%)	1%	307	299	2%
Mortgage banking net revenue	121	233	200	(48%)	(40%)	574	588	(2%)
Investment advisory revenue	97	98	92	(2%)	6%	295	281	5%
Card and processing revenue	69	67	65	2%	6%	201	187	8%
Other noninterest income	185	414	78	(55%)	NM	708	359	97%
Securities gains, net	2	—	2	NM	56%	19	13	49%
Securities gains, net—non-qualifying hedges on mortgage servicing rights	5	6	5	(12%)	5%	13	5	NM

Total noninterest income	721	1,060	671	(32%)	7%	2,524	2,119	19%
Noninterest Expense
Salaries, wages and incentives	389	404	399	(4%)	(2%)	1,193	1,191	—
Employee benefits	83	83	79	—	4%	280	274	2%
Net occupancy expense	75	76	76	(2%)	(1%)	230	227	2%
Technology and communications	52	50	49	5%	6%	151	144	5%
Equipment expense	29	28	28	6%	5%	85	82	3%
Card and processing expense	33	33	30	(2%)	9%	97	90	8%
Other noninterest expense	298	361	345	(18%)	(14%)	936	910	3%

Total noninterest expense	959	1,035	1,006	(7%)	(5%)	2,972	2,918	2%
Income before income taxes	604	841	503	(28%)	20%	2,037	1,670	22%
Applicable income taxes	183	250	139	(27%)	32%	613	491	25%

Net Income	421	591	364	(29%)	16%	1,424	1,179	21%
Less: Net income attributable to noncontrolling interest	—	—	1	19%	(46%)	(9)	1	NM

Net income attributable to Bancorp	421	591	363	(29%)	16%	1,433	1,178	22%
Dividends on preferred stock	—	9	9	(100%)	(100%)	18	26	(33%)

Net income available to common shareholders	$421	$582	$354	(28%)	19%	1,415	1,152	23%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Interest Income
Interest and fees on loans and leases	$857	$864	$882	$891	$893
Interest on securities	134	119	112	124	129
Interest on other short-term investments	1	1	1	1	1

Total interest income	992	984	995	1,016	1,023
Taxable equivalent adjustment	5	5	5	4	4

Total interest income (taxable equivalent)	997	989	1,000	1,020	1,027
Interest Expense
Interest on deposits	51	53	50	51	52
Interest on short-term borrowings	1	1	3	3	3
Interest on long-term debt	47	50	54	63	65

Total interest expense	99	104	107	117	120

Net Interest Income (taxable equivalent)	898	885	893	903	907
Provision for loan and lease losses	51	64	62	76	65

Net interest income (taxable equivalent) after provision for loan and lease losses	847	821	831	827	842
Noninterest Income
Service charges on deposits	140	136	131	134	128
Corporate banking revenue	102	106	99	114	101
Mortgage banking net revenue	121	233	220	258	200
Investment advisory revenue	97	98	100	93	92
Card and processing revenue	69	67	65	66	65
Other noninterest income	185	414	109	215	78
Securities gains, net	2	—	17	2	2
Securities gains, net—non-qualifying hedges on mortgage servicing rights	5	6	2	(2)	5

Total noninterest income	721	1,060	743	880	671
Noninterest Expense
Salaries, wages and incentives	389	404	399	416	399
Employee benefits	83	83	114	96	79
Net occupancy expense	75	76	79	76	76
Technology and communications	52	50	49	52	49
Equipment expense	29	28	28	27	28
Card and processing expense	33	33	31	31	30
Other noninterest expense	298	361	278	465	345

Total noninterest expense	959	1,035	978	1,163	1,006

Income before income taxes (taxable equivalent)	609	846	596	544	507
Taxable equivalent adjustment	5	5	5	4	4

Income before income taxes	604	841	591	540	503
Applicable income taxes	183	250	179	144	139

Net Income	421	591	412	396	364
Less: Net Income attributable to noncontrolling interests	—	—	(10)	(3)	1

Net income attributable to Bancorp	421	591	422	399	363
Dividends on preferred stock	—	9	9	9	9

Net income available to common shareholders	$421	$582	$413	$390	$354

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	September 2013	June 2013	September 2012	Seq	Yr/Yr
Assets
Cash and due from banks	$2,887	$2,390	$2,490	21%	16%
Available-for-sale and other securities(a)	18,080	16,187	15,402	12%	17%
Held-to-maturity securities(b)	265	274	287	(3%)	(8%)
Trading securities	246	219	205	12%	20%
Other short-term investments	2,622	1,109	1,286	NM	NM
Loans held for sale	1,330	2,148	1,802	(38%)	(26%)
Portfolio loans and leases:
Commercial and industrial loans	38,253	37,856	33,344	1%	15%
Commercial mortgage loans	8,052	8,443	9,348	(5%)	(14%)
Commercial construction loans	875	754	672	16%	30%
Commercial leases	3,572	3,567	3,549	—	1%
Residential mortgage loans	12,534	12,400	11,708	1%	7%
Home equity	9,356	9,531	10,238	(2%)	(9%)
Automobile loans	12,072	12,015	11,912	—	1%
Credit card	2,157	2,114	1,994	2%	8%
Other consumer loans and leases	360	352	294	2%	23%

Portfolio loans and leases	87,231	87,032	83,059	—	5%
Allowance for loan and lease losses	(1,677)	(1,735)	(1,925)	(3%)	(13%)

Portfolio loans and leases, net	85,554	85,297	81,134	—	5%
Bank premises and equipment	2,528	2,540	2,520	—	—
Operating lease equipment	707	645	542	10%	30%
Goodwill	2,416	2,416	2,417	—	—
Intangible assets	21	23	30	(9%)	(29%)
Servicing rights	919	899	679	2%	35%
Other assets	8,098	9,213	8,689	(12%)	(7%)

Total assets	$125,673	$123,360	$117,483	2%	7%

Liabilities
Deposits:
Demand	$30,153	$30,097	$27,606	—	9%
Interest checking	23,527	22,878	22,891	3%	3%
Savings	17,583	18,448	20,624	(5%)	(15%)
Money market	10,433	9,247	5,285	13%	97%
Foreign office	1,409	1,570	1,059	(10%)	33%
Other time	3,524	3,793	4,167	(7%)	(15%)
Certificates—$100,000 and over	7,497	7,374	2,978	2%	NM
Other	—	47	78	(99%)	(100%)

Total deposits	94,126	93,454	84,688	1%	11%
Federal funds purchased	225	636	686	(65%)	(67%)
Other short-term borrowings	3,487	2,112	5,503	65%	(37%)
Accrued taxes, interest and expenses	1,692	1,619	1,588	5%	7%
Other liabilities	3,365	4,322	3,122	(22%)	8%
Long-term debt	8,098	6,940	8,127	17%	—

Total liabilities	110,993	109,083	103,714	2%	7%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	593	991	398	(40%)	49%
Capital surplus	2,565	2,689	2,733	(5%)	(6%)
Retained earnings	9,876	9,561	8,466	3%	17%
Accumulated other comprehensive income	218	149	468	47%	(53%)
Treasury stock	(662)	(1,202)	(398)	(45%)	66%

Total Bancorp shareholders’ equity	14,641	14,239	13,718	3%	7%
Noncontrolling interests	39	38	51	1%	(25%)

Total Equity	14,680	14,277	13,769	3%	7%

Total liabilities and equity	$125,673	$123,360	$117,483	2%	7%

(a) Amortized cost	$17,665	$15,793	$14,641	12%	21%
(b) Market values	265	274	287	(3%)	(8%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	887,030	851,474	897,467	4%	(1%)
Treasury	36,863	72,419	26,425	(49%)	39%

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	September 2013	June 2013	March 2013	December 2012	September 2012
Assets
Cash and due from banks	$2,887	$2,390	$2,186	$2,441	$2,490
Available-for-sale and other securities(a)	18,080	16,187	15,263	15,207	15,402
Held-to-maturity securities(b)	265	274	283	284	287
Trading securities	246	219	218	207	205
Other short-term investments	2,622	1,109	2,286	2,421	1,286
Loans held for sale	1,330	2,148	2,691	2,939	1,802
Portfolio loans and leases:
Commercial and industrial loans	38,253	37,856	36,757	36,038	33,344
Commercial mortgage loans	8,052	8,443	8,766	9,103	9,348
Commercial construction loans	875	754	694	698	672
Commercial leases	3,572	3,567	3,568	3,549	3,549
Residential mortgage loans	12,534	12,400	12,091	12,017	11,708
Home equity	9,356	9,531	9,727	10,018	10,238
Automobile loans	12,072	12,015	11,741	11,972	11,912
Credit card	2,157	2,114	2,043	2,097	1,994
Other consumer loans and leases	360	352	289	290	294

Portfolio loans and leases	87,231	87,032	85,676	85,782	83,059
Allowance for loan and lease losses	(1,677)	(1,735)	(1,783)	(1,854)	(1,925)

Portfolio loans and leases, net	85,554	85,297	83,893	83,928	81,134
Bank premises and equipment	2,528	2,540	2,540	2,542	2,520
Operating lease equipment	707	645	598	581	542
Goodwill	2,416	2,416	2,416	2,416	2,417
Intangible assets	21	23	25	27	30
Servicing rights	919	899	772	697	679
Other assets	8,098	9,213	8,211	8,204	8,689

Total assets	$125,673	$123,360	$121,382	$121,894	$117,483

Liabilities
Deposits:
Demand	$30,153	$30,097	$30,027	$30,023	$27,606
Interest checking	23,527	22,878	23,175	24,477	22,891
Savings	17,583	18,448	19,339	19,879	20,624
Money market	10,433	9,247	8,613	6,875	5,285
Foreign office	1,409	1,570	1,089	885	1,059
Other time	3,524	3,793	3,909	4,015	4,167
Certificates—$100,000 and over	7,497	7,374	5,472	3,284	2,978
Other	—	47	—	79	78

Total deposits	94,126	93,454	91,624	89,517	84,688
Federal funds purchased	225	636	386	901	686
Other short-term borrowings	3,487	2,112	2,439	6,280	5,503
Accrued taxes, interest and expenses	1,692	1,619	1,599	1,708	1,588
Other liabilities	3,365	4,322	3,094	2,639	3,122
Long-term debt	8,098	6,940	8,320	7,085	8,127

Total liabilities	110,993	109,083	107,462	108,130	103,714
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	593	991	398	398	398
Capital surplus	2,565	2,689	2,782	2,758	2,733
Retained earnings	9,876	9,561	9,084	8,768	8,466
Accumulated other comprehensive income	218	149	333	375	468
Treasury stock	(662)	(1,202)	(766)	(634)	(398)

Total Bancorp shareholders’ equity	14,641	14,239	13,882	13,716	13,718
Noncontrolling interests	39	38	38	48	51

Total Equity	14,680	14,277	13,920	13,764	13,769

Total liabilities and equity	$125,673	$123,360	$121,382	$121,894	$117,483

(a) Amortized cost	$17,665	$15,793	$14,652	$14,571	$14,641
(b) Market values	265	274	283	284	287
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	887,030	851,474	874,645	882,152	897,467
Treasury	36,863	72,419	49,248	41,741	26,425

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 2013	September 2012	September 2013	September 2012
Total equity, beginning	$14,277	$13,824	$13,764	$13,251
Net income attributable to Bancorp	421	363	1,433	1,178
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	65	18	(144)	9
Qualifying cash flow hedges	2	(6)	(19)	(18)
Change in accumulated other comprehensive income related to employee benefit plans	2	2	6	7

Comprehensive income	490	377	1,276	1,176
Cash dividends declared:
Common stock	(106)	(90)	(305)	(237)
Preferred stock	—	(9)	(18)	(26)
Impact of stock transactions under stock compensation plans, net	19	17	43	27
Shares acquired for treasury	—	(350)	(664)	(425)
Issuance of preferred stock	—	—	593	—
Noncontrolling interest	—	—	(9)	1
Other	—	—	—	2

Total equity, ending	$14,680	$13,769	$14,680	$13,769

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	September 2013	June 2013	September 2012	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$38,145	$37,636	$33,124	1%	15%
Commercial mortgage loans	8,280	8,627	9,592	(4%)	(14%)
Commercial construction loans	797	717	751	11%	7%
Commercial leases	3,574	3,553	3,483	1%	3%
Residential mortgage loans	14,333	14,984	13,458	(4%)	7%
Home equity	9,432	9,625	10,312	(2%)	(9%)
Automobile loans	12,083	11,887	11,812	2%	2%
Credit card	2,140	2,071	1,971	3%	9%
Other consumer loans and leases	370	373	326	2%	15%
Taxable securities	16,590	15,346	15,005	8%	11%
Tax exempt securities	44	55	48	(21%)	(10%)
Other short-term investments	1,894	1,561	1,535	21%	23%

Total interest-earning assets	107,682	106,435	101,417	1%	6%
Cash and due from banks	2,380	2,359	2,368	1%	1%
Other assets	15,015	15,198	15,749	(1%)	(5%)
Allowance for loan and lease losses	(1,731)	(1,780)	(2,013)	(3%)	(14%)

Total assets	$123,346	$122,212	$117,521	1%	5%

Liabilities
Interest-bearing liabilities:
Interest checking	$23,116	$22,796	$22,967	1%	1%
Savings	18,026	18,864	21,283	(4%)	(15%)
Money market	9,693	8,918	4,776	9%	NM
Foreign office	1,755	1,418	1,345	24%	30%
Other time	3,676	3,859	4,224	(5%)	(13%)
Certificates—$100,000 and over	7,315	6,519	3,016	12%	NM
Other	17	10	32	67%	(46%)
Federal funds purchased	464	560	664	(17%)	(30%)
Other short-term borrowings	1,675	2,867	4,856	(42%)	(66%)
Long-term debt	7,453	7,552	8,863	(1%)	(16%)

Total interest-bearing liabilities	73,190	73,363	72,026	—	2%
Demand deposits	30,655	29,682	27,127	3%	13%
Other liabilities	5,023	4,908	4,430	2%	13%

Total liabilities	108,868	107,953	103,583	1%	5%
Equity	14,478	14,259	13,938	2%	4%

Total liabilities and equity	$123,346	$122,212	$117,521	1%	5%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.49%	3.58%	4.08%
Commercial mortgage loans	3.60%	3.65%	3.76%
Commercial construction loans	3.71%	3.41%	2.83%
Commercial leases	3.22%	3.36%	3.62%
Residential mortgage loans	3.87%	3.91%	4.03%
Home equity	3.74%	3.76%	3.78%
Automobile loans	3.02%	3.16%	3.61%
Credit card	9.93%	9.97%	9.82%
Other consumer loans and leases	42.84%	39.49%	49.00%

Total loans and leases	3.83%	3.89%	4.21%
Taxable securities	3.20%	3.09%	3.41%
Tax exempt securities	5.08%	5.01%	3.29%
Other short-term investments	0.26%	0.24%	0.25%

Total interest-earning assets	3.68%	3.73%	4.03%
Interest-bearing liabilities:
Interest checking	0.23%	0.23%	0.21%
Savings	0.11%	0.12%	0.15%
Money market	0.24%	0.24%	0.22%
Foreign office	0.29%	0.29%	0.29%
Other time	1.33%	1.48%	1.59%
Certificates—$100,000 and over	0.74%	0.82%	1.49%
Other	0.08%	0.08%	0.13%
Federal funds purchased	0.10%	0.11%	0.13%
Other short-term borrowings	0.21%	0.18%	0.19%
Long-term debt	2.47%	2.65%	2.97%

Total interest-bearing liabilities	0.54%	0.57%	0.67%
Ratios:
Net interest margin (taxable equivalent)	3.31%	3.33%	3.56%
Net interest rate spread (taxable equivalent)	3.14%	3.16%	3.36%
Interest-bearing liabilities to interest-earning assets	67.97%	68.93%	71.02%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	September 2013	September 2012	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	37,407	32,440	15%
Commercial mortgage loans	8,626	9,846	(12%)
Commercial construction loans	738	881	(16%)
Commercial leases	3,561	3,499	2%
Residential mortgage loans	14,726	13,149	12%
Home equity	9,641	10,449	(8%)
Automobile loans	12,022	11,817	1%
Credit card	2,094	1,937	8%
Other consumer loans and leases	355	349	2%
Taxable securities	15,725	15,287	3%
Tax exempt securities	50	56	(12%)
Other short-term investments	1,677	1,486	13%

Total interest-earning assets	106,622	101,196	5%
Cash and due from banks	2,322	2,326	—
Other assets	15,076	15,772	(4%)
Allowance for loan and lease losses	(1,787)	(2,126)	(16%)

Total assets	122,233	117,168	4%

Liabilities
Interest-bearing liabilities:
Interest checking	23,222	22,941	1%
Savings	18,816	21,788	(14%)
Money market	8,854	4,527	96%
Foreign office	1,428	1,646	(13%)
Other time	3,838	4,377	(12%)
Certificates—$100,000 and over	5,962	3,108	92%
Other	22	25	(10%)
Federal funds purchased	571	481	19%
Other short-term borrowings	3,310	4,142	(20%)
Long-term debt	7,504	9,432	(20%)

Total interest-bearing liabilities	73,527	72,467	—
Demand deposits	29,642	26,516	12%
Other liabilities	4,873	4,485	9%

Total liabilities	108,042	103,468	4%
Equity	14,191	13,700	4%

Total liabilities and equity	122,233	117,168	4%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.65%	4.13%	(12%)
Commercial mortgage loans	3.63%	3.84%	(6%)
Commercial construction loans	3.45%	2.98%	16%
Commercial leases	3.32%	3.69%	(10%)
Residential mortgage loans	3.92%	4.11%	(5%)
Home equity	3.75%	3.81%	(2%)
Automobile loans	3.15%	3.79%	(17%)
Credit card	9.86%	9.72%	1%
Other consumer loans and leases	42.84%	44.02%	(3%)

Total loans and leases	3.92%	4.27%	(8%)
Taxable securities	3.09%	3.53%	(12%)
Tax exempt securities	5.17%	3.42%	51%
Other short-term investments	0.25%	0.25%	2%

Total interest-earning assets	3.74%	4.10%	(9%)
Interest-bearing liabilities:
Interest checking	0.23%	0.22%
Savings	0.12%	0.18%
Money market	0.24%	0.22%
Foreign office	0.28%	0.27%
Other time	1.44%	1.61%
Certificates—$100,000 and over	0.84%	1.51%
Other	0.11%	0.12%
Federal funds purchased	0.12%	0.13%
Other short-term borrowings	0.18%	0.17%
Long-term debt	2.69%	3.17%

Total interest-bearing liabilities	0.56%	0.73%
Ratios:
Net interest margin (taxable equivalent)	3.35%	3.58%
Net interest rate spread (taxable equivalent)	3.18%	3.37%
Interest-bearing liabilities to interest-earning assets	68.96%	71.61%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Assets
Interest-earning assets:
Commercial and industrial loans	$38,145	$37,636	$36,423	$34,311	$33,124
Commercial mortgage loans	8,280	8,627	8,978	9,209	9,592
Commercial construction loans	797	717	700	697	751
Commercial leases	3,574	3,553	3,557	3,509	3,483
Residential mortgage loans	14,333	14,984	14,866	14,028	13,458
Home equity	9,432	9,625	9,872	10,129	10,312
Automobile loans	12,083	11,887	12,096	11,944	11,812
Credit card	2,140	2,071	2,069	2,029	1,971
Other consumer loans and leases	370	373	319	324	326
Taxable securities	16,590	15,346	15,224	15,187	15,005
Tax exempt securities	44	55	51	57	48
Other short-term investments	1,894	1,561	1,571	1,521	1,535

Total interest-earning assets	107,682	106,435	105,726	102,945	101,417
Cash and due from banks	2,380	2,359	2,225	2,442	2,368
Other assets	15,015	15,198	15,016	15,468	15,749
Allowance for loan and lease losses	(1,731)	(1,780)	(1,850)	(1,912)	(2,013)

Total assets	$123,346	$122,212	$121,117	$118,943	$117,521

Liabilities
Interest-bearing liabilities:
Interest checking	$23,116	$22,796	$23,763	$23,556	$22,967
Savings	18,026	18,864	19,576	20,216	21,283
Money market	9,693	8,918	7,932	6,026	4,776
Foreign office	1,755	1,418	1,102	1,174	1,345
Other time	3,676	3,859	3,982	4,094	4,224
Certificates—$100,000 and over	7,315	6,519	4,017	3,084	3,016
Other	17	10	40	32	32
Federal funds purchased	464	560	691	794	664
Other short-term borrowings	1,675	2,867	5,429	4,553	4,856
Long-term debt	7,453	7,552	7,506	7,891	8,863

Total interest-bearing liabilities	73,190	73,363	74,038	71,420	72,026
Demand deposits	30,655	29,682	28,565	29,223	27,127
Other liabilities	5,023	4,908	4,687	4,394	4,430

Total liabilities	108,868	107,953	107,290	105,037	103,583
Equity	14,478	14,259	13,827	13,906	13,938

Total liabilities and equity	$123,346	$122,212	$121,117	$118,943	$117,521

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.49%	3.58%	3.90%	4.01%	4.08%
Commercial mortgage loans	3.60%	3.65%	3.63%	3.69%	3.76%
Commercial construction loans	3.71%	3.41%	3.21%	3.01%	2.83%
Commercial leases	3.22%	3.36%	3.38%	3.42%	3.62%
Residential mortgage loans	3.87%	3.91%	3.98%	3.94%	4.03%
Home equity	3.74%	3.76%	3.74%	3.72%	3.78%
Automobile loans	3.02%	3.16%	3.29%	3.46%	3.61%
Credit card	9.93%	9.97%	9.67%	9.96%	9.82%
Other consumer loans and leases	42.84%	39.49%	46.77%	50.06%	49.00%

Total loans and leases	3.83%	3.89%	4.04%	4.13%	4.21%
Taxable securities	3.20%	3.09%	2.98%	3.23%	3.41%
Tax exempt securities	5.08%	5.01%	5.44%	2.91%	3.29%
Other short-term investments	0.26%	0.24%	0.26%	0.28%	0.25%

Total interest-earning assets	3.68%	3.73%	3.84%	3.94%	4.03%
Interest-bearing liabilities:
Interest checking	0.23%	0.23%	0.23%	0.22%	0.21%
Savings	0.11%	0.12%	0.13%	0.14%	0.15%
Money market	0.24%	0.24%	0.24%	0.23%	0.22%
Foreign office	0.29%	0.29%	0.26%	0.27%	0.29%
Other time	1.33%	1.48%	1.50%	1.54%	1.59%
Certificates—$100,000 and over	0.74%	0.82%	1.09%	1.39%	1.49%
Other	0.08%	0.08%	0.13%	0.14%	0.13%
Federal funds purchased	0.10%	0.11%	0.14%	0.16%	0.13%
Other short-term borrowings	0.21%	0.18%	0.18%	0.21%	0.19%
Long-term debt	2.47%	2.65%	2.94%	3.19%	2.97%

Total interest-bearing liabilities	0.54%	0.57%	0.59%	0.65%	0.67%
Ratios:
Net interest margin (taxable equivalent)	3.31%	3.33%	3.42%	3.49%	3.56%
Net interest rate spread (taxable equivalent)	3.14%	3.16%	3.25%	3.29%	3.36%
Interest-bearing liabilities to interest-earning assets	67.97%	68.93%	70.03%	69.38%	71.02%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Average Loans and Leases
Commercial:
Commercial and industrial loans	$38,133	$37,630	$36,395	$34,301	$33,111
Commercial mortgage loans	8,273	8,618	8,965	9,193	9,567
Commercial construction loans	793	713	695	686	742
Commercial leases	3,572	3,552	3,556	3,509	3,481

Subtotal—commercial	50,771	50,513	49,611	47,689	46,901
Consumer:
Residential mortgage loans	12,486	12,260	12,096	11,846	11,578
Home equity	9,432	9,625	9,872	10,129	10,312
Automobile loans	12,083	11,887	11,961	11,944	11,812
Credit card	2,140	2,071	2,069	2,029	1,971
Other consumer loans and leases	360	351	294	306	314

Subtotal—consumer	36,501	36,194	36,292	36,254	35,987

Total average loans and leases (excluding held for sale)	$87,272	$86,707	$85,903	$83,943	$82,888

Average loans held for sale	1,882	2,766	2,977	2,237	1,941
End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$38,253	$37,856	$36,757	$36,038	$33,344
Commercial mortgage loans	8,052	8,443	8,766	9,103	9,348
Commercial construction loans	875	754	694	698	672
Commercial leases	3,572	3,567	3,568	3,549	3,549

Subtotal—commercial	50,752	50,620	49,785	49,388	46,913
Consumer:
Residential mortgage loans	12,534	12,400	12,091	12,017	11,708
Home equity	9,356	9,531	9,727	10,018	10,238
Automobile loans	12,072	12,015	11,741	11,972	11,912
Credit card	2,157	2,114	2,043	2,097	1,994
Other consumer loans and leases	360	352	289	290	294

Subtotal—consumer	36,479	36,412	35,891	36,394	36,146

Total portfolio loans and leases	$87,231	$87,032	$85,676	$85,782	$83,059

Core business activity	1,318	2,134	2,672	2,910	1,758
Portfolio management activity	12	14	19	29	44

Total loans held for sale	1,330	2,148	2,691	2,939	1,802
Operating lease equipment	707	645	598	581	542
Loans and Leases Serviced for Others:(a)
Commercial and industrial loans	727	748	757	721	783
Commercial mortgage loans	284	293	334	325	324
Commercial construction loans	40	39	28	29	39
Commercial leases	211	179	184	179	180
Residential mortgage loans	68,987	67,160	64,768	62,465	62,428
Automobile loans	408	448	489	—	—

Total loans and leases serviced for others	70,657	68,867	66,560	63,719	63,754

Total loans and leases serviced	$159,925	$158,692	$155,525	$153,021	$149,157

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital(a)

$ in millions

(unaudited)

	As of
	September 2013	June 2013	March 2013	December 2012	September 2012
Tier I capital:
Bancorp shareholders’ equity	14,641	14,239	13,882	13,716	13,718
Goodwill and certain other intangibles	(2,492)	(2,496)	(2,504)	(2,499)	(2,504)
Unrealized (gains) losses	(218)	(149)	(333)	(375)	(468)
Qualifying trust preferred securities	810	810	810	810	810
Other	21	22	23	33	38

Total tier I capital	12,762	12,426	11,878	11,685	11,594
Total risk-based capital:
Tier I capital	12,762	12,426	11,878	11,685	11,594
Qualifying allowance for credit losses	1,437	1,411	1,379	1,381	1,347
Qualifying subordinated notes	2,236	2,264	2,474	2,750	2,836

Total risk-based capital	16,435	16,101	15,731	15,816	15,777

Risk-weighted assets(b)	114,472	112,285	109,626	109,699	106,858
Ratios:
Average shareholders’ equity to average assets	11.71%	11.64%	11.38%	11.65%	11.82%
Regulatory capital:
Fifth Third Bancorp
Tier I risk-based capital	11.15%	11.07%	10.83%	10.65%	10.85%
Total risk-based capital	14.36%	14.34%	14.35%	14.42%	14.76%
Tier I leverage	10.58%	10.40%	10.03%	10.05%	10.09%
Tier I common equity(c)	9.89%	9.43%	9.70%	9.51%	9.67%
Fifth Third Bank
Tier I risk-based capital	11.61%	11.76%	11.47%	11.27%	12.29%
Total risk-based capital	12.97%	13.12%	12.84%	12.74%	13.76%
Tier I leverage	11.02%	11.05%	10.63%	10.65%	11.44%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	The tier I common equity ratio while not required by U.S. GAAP, is considered to be an important metric with which to analyze a bank’s position. The ratio has been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$38,133	$37,630	$36,395	$34,301	$33,111
Commercial mortgage loans	8,273	8,618	8,965	9,193	9,567
Commercial construction loans	793	713	695	686	742
Commercial leases	3,572	3,552	3,556	3,509	3,481
Residential mortgage loans	12,486	12,260	12,096	11,846	11,578
Home equity	9,432	9,625	9,872	10,129	10,312
Automobile loans	12,083	11,887	11,961	11,944	11,812
Credit card	2,140	2,071	2,069	2,029	1,971
Other consumer loans and leases	360	351	294	306	314

Total average loans and leases (excluding held for sale)	$87,272	$86,707	$85,903	$83,943	$82,888

Losses charged off:
Commercial and industrial loans	($52)	($42)	($35)	($43)	($39)
Commercial mortgage loans	(8)	(15)	(29)	(23)	(32)
Commercial construction loans	(1)	—	(4)	(4)	(4)
Commercial leases	—	(2)	—	—	(1)
Residential mortgage loans	(15)	(18)	(22)	(25)	(28)
Home equity	(23)	(27)	(34)	(38)	(41)
Automobile loans	(10)	(11)	(12)	(14)	(13)
Credit card	(22)	(23)	(23)	(22)	(21)
Other consumer loans and leases	(10)	(7)	(9)	(8)	(9)

Total losses	(141)	(145)	(168)	(177)	(188)
Recoveries of losses previously charged off:
Commercial and industrial loans	8	9	10	7	10
Commercial mortgage loans	6	5	3	6	4
Commercial construction loans	3	—	1	—	—
Commercial leases	—	—	—	1	—
Residential mortgage loans	3	3	2	2	2
Home equity	4	4	4	4	4
Automobile loans	4	6	8	5	6
Credit card	3	4	3	3	3
Other consumer loans and leases	1	2	4	2	3

Total recoveries	32	33	35	30	32
Net losses charged off:
Commercial and industrial loans	(44)	(33)	(25)	(36)	(29)
Commercial mortgage loans	(2)	(10)	(26)	(17)	(28)
Commercial construction loans	2	—	(3)	(4)	(4)
Commercial leases	—	(2)	—	1	(1)
Residential mortgage loans	(12)	(15)	(20)	(23)	(26)
Home equity	(19)	(23)	(30)	(34)	(37)
Automobile loans	(6)	(5)	(4)	(9)	(7)
Credit card	(19)	(19)	(20)	(19)	(18)
Other consumer loans and leases	(9)	(5)	(5)	(6)	(6)

Total net losses charged off	($109)	($112)	($133)	($147)	($156)

Net charge-off ratios:
Commercial and industrial loans	0.46%	0.35%	0.28%	0.42%	0.36%
Commercial mortgage loans	0.14%	0.50%	1.18%	0.70%	1.15%
Commercial construction loans	(1.16%)	(0.04%)	1.44%	1.91%	2.29%
Commercial leases	(0.02%)	0.18%	0.03%	(0.08%)	0.11%
Residential mortgage loans	0.39%	0.48%	0.69%	0.77%	0.90%
Home equity	0.79%	0.96%	1.23%	1.36%	1.43%
Automobile loans	0.19%	0.16%	0.16%	0.27%	0.22%
Credit card	3.52%	3.68%	3.82%	3.71%	3.49%
Other consumer loans and leases	9.09%	5.02%	6.61%	9.83%	9.11%

Total net charge-off ratio	0.49%	0.51%	0.63%	0.70%	0.75%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,735	$1,783	$1,854	$1,925	$2,016
Total net losses charged off	(109)	(112)	(133)	(147)	(156)
Provision for loan and lease losses	51	64	62	76	65

Allowance for loan and lease losses, ending	$1,677	$1,735	$1,783	$1,854	$1,925
Reserve for unfunded commitments, beginning	$166	$168	$179	$176	$178
Provision for unfunded commitments	1	(2)	(11)	3	(2)

Reserve for unfunded commitments, ending	$167	$166	$168	$179	$176

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,677	$1,735	$1,783	$1,854	$1,925
Reserve for unfunded commitments	167	166	168	179	176

Total allowance for credit losses	$1,844	$1,901	$1,951	$2,033	$2,101

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$146	$218	$229	$234	$309
Commercial mortgage loans	106	169	184	215	263
Commercial construction loans	27	39	66	70	76
Commercial leases	1	1	1	1	5
Residential mortgage loans	83	96	110	114	126
Home equity	28	28	28	30	29
Automobile loans	—	—	—	—	—
Other consumer loans and leases	—	—	—	1	—

Total nonaccrual portfolio loans and leases	391	551	618	665	808
Restructured loans and leases—commercial (nonaccrual)	241	196	159	177	153
Restructured loans and leases—consumer (nonaccrual)	138	162	174	187	192

Total nonperforming portfolio loans and leases	770	909	951	1,029	1,153
Repossessed property	7	6	7	8	10
Other real estate owned(b)	237	235	252	249	283

Total nonperforming assets(a)	1,014	1,150	1,210	1,286	1,446
Nonaccrual loans held for sale	11	15	16	25	38
Restructured loans—commercial (nonaccrual) held for sale	—	—	3	4	5

Total nonperforming assets including loans held for sale	$1,025	$1,165	$1,229	$1,315	$1,489

Restructured portfolio consumer loans and leases (accrual)	$1,694	$1,671	$1,683	$1,655	$1,641
Restructured portfolio commercial loans and leases (accrual)	$499	$475	$441	$431	$442
Ninety days past due loans and leases:
Commercial and industrial loans	$3	$—	$1	$1	$1
Commercial mortgage loans	—	—	—	22	22
Commercial construction loans	—	—	—	1	—
Commercial leases	—	—	—	—	—

Total commercial loans and leases	3	—	1	24	23

Residential mortgage loans	73	71	74	75	76
Home equity	46	48	53	58	65
Automobile loans	8	6	7	8	9
Credit card	26	27	29	30	28
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	153	152	163	171	178

Total ninety days past due loans and leases	$156	$152	$164	$195	$201

Ratios
Net losses charged off as a percent of average loans and leases	0.49%	0.51%	0.63%	0.70%	0.75%
Allowance for loan and lease losses:
As a percent of loans and leases	1.92%	1.99%	2.08%	2.16%	2.32%
As a percent of nonperforming loans and leases(a)	218%	191%	187%	180%	167%
As a percent of nonperforming assets(a)	165%	151%	147%	144%	133%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets , including other real estate owned(a)	0.88%	1.04%	1.11%	1.19%	1.38%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned(a)	1.16%	1.32%	1.41%	1.49%	1.73%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.15%	1.30%	1.39%	1.48%	1.75%

(a)	Does not include nonaccrual loans held for sale
(b)	Excludes OREO related to government insured loans

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconciliation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	September 2013	June 2013	March 2013	December 2012	September 2012
Income before income taxes (U.S. GAAP)	$604	$841	$591	$540	$503
Add: Provision expense (U.S. GAAP)	51	64	62	76	65

Pre-provision net revenue	655	905	653	616	568
Net income available to common shareholders (U.S. GAAP)	421	582	413	390	354
Add: Intangible amortization, net of tax	1	1	1	2	2

Tangible net income available to common shareholders	422	583	414	392	356
Tangible net income available to common shareholders (annualized) (a)	1,674	2,338	1,679	1,559	1,416
Average Bancorp shareholders’ equity (U.S. GAAP)	14,440	14,221	13,779	13,855	13,887
Less: Average preferred stock	(593)	(717)	(398)	(398)	(398)
Average goodwill	(2,416)	(2,416)	(2,416)	(2,417)	(2,417)
Average intangible assets	(22)	(24)	(26)	(28)	(31)

Average tangible common equity (b)	11,409	11,064	10,939	11,012	11,041
Total Bancorp shareholders’ equity (U.S. GAAP)	14,641	14,239	13,882	13,716	13,718
Less: Preferred stock	(593)	(991)	(398)	(398)	(398)
Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,417)
Intangible assets	(21)	(23)	(25)	(27)	(30)

Tangible common equity, including unrealized gains / losses (c)	11,611	10,809	11,043	10,875	10,873
Less: Accumulated other comprehensive income	(218)	(149)	(333)	(375)	(468)

Tangible common equity, excluding unrealized gains / losses (d)	11,393	10,660	10,710	10,500	10,405
Add: Preferred stock	593	991	398	398	398

Tangible equity (e)	11,986	11,651	11,108	10,898	10,803
Total assets (U.S. GAAP)	125,673	123,360	121,382	121,894	117,483
Less: Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,417)
Intangible assets	(21)	(23)	(25)	(27)	(30)

Tangible assets, including unrealized gains / losses (f)	123,236	120,921	118,941	119,451	115,036
Less: Accumulated other comprehensive income / loss, before tax	(335)	(229)	(512)	(577)	(720)

Tangible assets, excluding unrealized gains / losses (g)	122,901	120,692	118,429	118,874	114,316
Total Bancorp shareholders’ equity (U.S. GAAP)	14,641	14,239	13,882	13,716	13,718
Goodwill and certain other intangibles	(2,492)	(2,496)	(2,504)	(2,499)	(2,504)
Unrealized gains	(218)	(149)	(333)	(375)	(468)
Qualifying trust preferred securities	810	810	810	810	810
Other	21	22	23	33	38

Tier I capital	12,762	12,426	11,878	11,685	11,594
Less: Preferred stock	(593)	(991)	(398)	(398)	(398)
Qualifying trust preferred securities	(810)	(810)	(810)	(810)	(810)
Qualifying noncontrolling interests in consolidated subsidiaries	(39)	(38)	(38)	(48)	(51)

Tier I common equity (h)	11,320	10,587	10,632	10,429	10,335
Common shares outstanding (i)	887	851	875	882	897
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (j)	114,472	112,285	109,626	109,699	106,858
Ratios:
Return on average tangible common equity (a) / (b)	14.7%	21.1%	15.4%	14.1%	12.8%
Tangible equity (e) / (g)	9.75%	9.65%	9.36%	9.17%	9.45%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	9.27%	8.83%	9.03%	8.83%	9.10%
Tangible common equity (including unrealized gains/losses) (c) / (f)	9.42%	8.94%	9.28%	9.10%	9.45%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (j)	9.95%	9.49%	9.77%	9.57%	9.74%
Tangible book value per share (c) / (i)	$13.09	$12.69	$12.62	$12.33	$12.12
Tier I common equity (h) / (j)	9.89%	9.43%	9.70%	9.51%	9.67%

Basel III-Estimated Tier I common equity ratio
	September 2013	June 2013
Tier I common equity (Basel I)	11,320	10,587
Add: Adjustment related to capital components	88	86

Estimated Tier I common equity under final Basel III rules without AOCI (opt out)(k)	11,408	10,673
Add: Adjustment related to AOCI	218	149

Estimated Tier I common equity under final Basel III rules with AOCI (non opt out)(l)	11,626	10,822

Estimated risk-weighted assets under final Basel III rules (m)	120,322	117,366

Estimated Tier I common equity ratio under final Basel III rules (opt out) (k) / (m)	9.48%	9.09%
Estimated Tier I common equity ratio under final Basel III rules (non opt out) (l) / (m)	9.66%	9.22%

(k)(l)	Under the final Basel III rules, non-advanced approach banks are permitted to make a one-time election to opt out of the requirement to include AOCI in Tier I common equity. Other adjustments include mortgage servicing rights and deferred tax assets subject to threshold limitations and deferred tax liabilities related to intangible assets.
(m)	Key differences under Basel III in the calculation of risk-weighted assets compared to Basel I include: (1) Risk weighting for commitments under 1 year; (2) Higher risk weighting for exposures to securitizations, past due loans, foreign banks and certain commercial real estate; (3) Higher risk weighting for mortgage servicing rights and deferred tax assets that are under certain thresholds as a percent of Tier I capital; and (4) Derivatives are differentiated between exchange clearing and over-the-counter and the 50% risk-weight cap is removed.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended September 30, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$379	$374	$76	$38	$31	$898
Provision for loan and lease losses	(37)	(52)	(20)	—	58	(51)

Net interest income after provision for loan and lease losses	342	322	56	38	89	847
Total noninterest income	205	217	136	99	64	721
Total noninterest expense	(287)	(430)	(168)	(107)	33	(959)

Net income before taxes	260	109	24	30	186	609
Applicable income taxes(a)	(54)	(38)	(9)	(10)	(77)	(188)

Net income	206	71	15	20	109	421
Net income attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	206	71	15	20	109	421
Dividends on preferred stock	—	—	—	—	—	—

Net income available to common shareholders	$206	$71	$15	$20	$109	$421

For the three months ended June 30, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$366	$358	$85	$35	$41	$885
Provision for loan and lease losses	(37)	(51)	(22)	(1)	47	(64)

Net interest income after provision for loan and lease losses	329	307	63	34	88	821
Total noninterest income	198	216	250	99	297	1,060
Total noninterest expense	(279)	(426)	(208)	(123)	1	(1,035)

Net income before taxes	248	97	105	10	386	846
Applicable income taxes(a)	(50)	(35)	(38)	(3)	(129)	(255)

Net income	198	62	67	7	257	591
Net income attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	198	62	67	7	257	591
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$198	$62	$67	$7	$248	$582

For the three months ended March 31, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$365	$347	$85	$36	$60	$893
Provision for loan and lease losses	(43)	(58)	(29)	(1)	69	(62)

Net interest income after provision for loan and lease losses	322	289	56	35	129	831
Total noninterest income	184	205	229	108	17	743
Total noninterest expense	(277)	(423)	(177)	(115)	14	(978)

Net income before taxes	229	71	108	28	160	596
Applicable income taxes(a)	(44)	(26)	(38)	(10)	(66)	(184)

Net income	185	45	70	18	94	412
Net income attributable to noncontrolling interest	—	—	—	—	(10)	(10)

Net income attributable to Bancorp	185	45	70	18	104	422
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$185	$45	$70	$18	$95	$413

For the three months ended December 31, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$386	$341	$80	$31	$65	$903
Provision for loan and lease losses	(42)	(68)	(36)	(1)	71	(76)

Net interest income after provision for loan and lease losses	344	273	44	30	136	827
Total noninterest income	201	214	263	94	108	880
Total noninterest expense	(277)	(393)	(174)	(105)	(214)	(1,163)

Net income before taxes	268	94	133	19	30	544
Applicable income taxes(a)	(59)	(33)	(47)	(6)	(3)	(148)

Net income	209	61	86	13	27	396
Net income attributable to noncontrolling interest	—	—	—	—	(3)	(3)

Net income attributable to Bancorp	209	61	86	13	30	399
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$209	$61	$86	$13	$21	$390

For the three months ended September 30, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$358	$344	$77	$30	$98	$907
Provision for loan and lease losses	(45)	(71)	(38)	(3)	92	(65)

Net interest income after provision for loan and lease losses	313	273	39	27	190	842
Total noninterest income	183	203	212	107	(34)	671
Total noninterest expense	(271)	(405)	(167)	(109)	(54)	(1,006)

Net income before taxes	225	71	84	25	102	507
Applicable income taxes(a)	(43)	(25)	(30)	(9)	(36)	(143)

Net income	182	46	54	16	66	364
Net income attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	182	46	54	16	65	363
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$182	$46	$54	$16	$56	$354

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended September 30, 2013, $5 million for the three months ended June 30, 2013, $5 million for the three months ended March 31, 2013, $4 million for the three months ended December 31, 2012 and $4 million for the three months ended September 30, 2012.